Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2017 First Quarter Results

BRENTWOOD, TN, (May 4, 2017) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the first quarter ended March 31, 2017.
On April 28, 2017, the Board of Directors declared a quarterly dividend of $0.055 per common share payable to shareholders of record as of June 30, 2017, to be paid on July 14, 2017.
First Quarter 2017 Highlights

•
Net revenue increased to an all-time high of $141.5 million in the first quarter of 2017 from $97.9 million in the first quarter of 2016, an increase of 44.5%, primarily attributable to the 22 Alabama and Mississippi nursing centers acquired in the fourth quarter of 2016.

•	Facility-level operating income of $30.8 million, or 21.8% of net revenue, an increase of $11.5 million from the prior year.

•
Net income from continuing operations of $1.3 million, or $0.22 per share, in the first quarter of 2017, compared to a net loss from continuing operations of $0.1 million, or $0.01 per share, in the first quarter of 2016.

•	EBITDA was $6.2 million in the first quarter of 2017 compared to $3.0 million in the first quarter of 2016.

•
As previously reported, the Company and its joint venture pharmacy partner sold the Texas-based pharmacy in the fourth quarter of 2016. The Company recognized an additional gain on the sale of $0.7 million in the quarter related to the final liquidation of remaining net assets affiliated with the partnership.

See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the results, Kelly Gill, Diversicare’s CEO, stated, “I am pleased to see the results of the successful integration of the newly acquired Golden Living centers onto our platform. The operational and financial performance of these centers have proven to be a positive and accretive addition to our portfolio.
Mr. Gill continued, "Our same-center results for the first quarter of 2017 align with our expectations, and continue to show improvement from prior quarters. The positive results are greatly attributable to our outstanding leadership team, and as always, our continued focus on quality and our passion to strive to be the leader in quality outcomes.
Mr. Gill concluded, "I am proud of our hardworking and ambitious team members and their efforts led to our exemplary 2017 first quarter performance."

First Quarter 2017 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended March 31,
	2017	2016
Skilled nursing occupancy	80.1%	76.7%
As a percent of total census:
Medicare census	11.7%	12.4%
Medicaid census	68.7%	66.5%
Managed Care census	4.0%	3.9%
As a percent of total revenues:
Medicare revenues	26.9%	28.6%
Medicaid revenues	51.5%	48.2%
Managed Care revenues	7.6%	7.6%
Average rate per day:
Medicare	$451.26	$453.51
Medicaid	$173.75	$167.34
Managed Care	$381.54	$394.92

Patient Revenues
Patient revenues were $141.5 million and $97.9 million for the three months ended March 31, 2017 and 2016, respectively, an increase of $43.6 million. The following table summarizes the revenue fluctuations attributable to our portfolio growth (in thousands):

	Three Months Ended March 31,
	2017	2016	Change
Same-store revenue	$95,821	$97,945	$(2,124)
2016 acquisition revenue	45,679	—	45,679
Total revenue	$141,500	$97,945	$43,555
The overall increase in revenues of $43.6 million is primarily attributable to revenue contributions from the acquisition of the Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016 of $45.7 million. The increase from the acquisition activity was partially offset by a decrease in same-store revenue of $2.1 million which is explained in more detail below.
For same-store centers, the first quarter of 2017 experienced one less day of operations compared to the first quarter of 2016, resulting in a decrease in revenue of $1.0 million or 1.1%.
On a same-store basis, our Medicare and Private Pay average daily census for the first quarter of 2017 decreased compared to the first quarter of 2016, resulting in decreases in revenue of $1.9 million and $0.4 million, respectively, or 8.0% and 3.9%, respectively. The average Medicare and Medicaid rate per patient day for same-store centers in first quarter of 2017 increased $0.7 million and $0.5 million, respectively, or 2.8% and 1.0%, respectively.

Expenses
Operating expense increased in the first quarter of 2017 to $110.7 million as compared to $78.6 million in the first quarter of 2016. Operating expense decreased as a percentage of revenue at 78.2% for the first quarter of 2017 as compared to 80.3% for the first quarter of 2016. The following table summarizes the expense increases attributable to our portfolio growth (in thousands):

	Three Months Ended March 31,
	2017	2016	Change
Same-store operating expense	$75,383	$78,618	$(3,235)
2016 acquisition expense	35,284	—	35,284
Total expense	$110,667	$78,618	$32,049
The overall increase in operating expense of $32.0 million is primarily attributable the acquisition of the Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016 of $35.3 million.
On a same-store basis, operating expenses decreased by $3.2 million, which is primarily attributable to a provider tax refund of $2.2 million from the state of Kentucky. Additionally, our bad debt expense and nursing and ancillary costs decreased by $0.6 million and $0.4 million, respectively, in first quarter of 2017 compared to the first quarter of 2016.
One of the largest components of operating expenses is wages, which increased to $65.0 million during the first quarter of 2017 as compared to $45.1 million in the first quarter of 2016, which consistent with above is due to acquisition activity.
Lease expense increased in the first quarter of 2017 to $13.7 million as compared to $7.3 million in the first quarter of 2016. The increase in lease expense was primarily attributable to the 22 newly leased centers in Alabama and Mississippi, which occurred during the fourth quarter of 2016.
Professional liability expense was $2.7 million and $2.1 million in the first quarters of 2017 and 2016, respectively. Our cash expenditures for professional liability costs of continuing operations were $2.1 million and $0.6 million for the first quarters of 2017 and 2016, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.
General and administrative expense was $9.0 million in the first quarter of 2017 as compared to $6.7 million in the first quarter of 2016, an increase of $2.3 million, but conversely a decrease as a percentage of revenue from 6.9% in 2016 to 6.3% in 2017. The increase in general and administrative expense is primarily attributable to an increase in wages, travel and consulting fees by $1.7 million, $0.1 million and $0.2 million, respectively, which is due to the acquisition of 22 new centers during the fourth quarter of 2016.
Depreciation and amortization expense was approximately $2.5 million in the first quarter of 2017 as compared to $2.0 million in 2016. The increase in depreciation expense relates to fixed assets at the newly leased centers.
Gain on the sale of investment in unconsolidated affiliate was $0.7 million for the three months ended March 31, 2017. The Company and its partners entered into an asset purchase agreement to sell the pharmacy joint venture in the fourth quarter of 2016. A gain of $1.4 million was recognized for the period ended December 31, 2016. The additional gain recognized in the first quarter of 2017 is related to the final liquidation of remaining net assets affiliated with the partnership.
Interest expense was $1.5 million in the first quarter of 2017 and $1.1 million in the first quarter of 2016, an increase of $0.4 million. The increase was primarily attributable to higher debt balances in 2017 as a result of the change in ownership processes for the newly leased Alabama and Mississippi centers.
As a result of the above, continuing operations reported income of $2.2 million before income taxes for the first quarter of 2017 as compared to a loss of $0.1 million for the first quarter of 2016. The provision for income taxes was $0.9 million for the first quarter of 2017, and was inconsequential for the first quarter of 2016. The basic and diluted income per common share from continuing operations was $0.22 and $0.21, respectively, for the first quarter of 2017 as compared to both basic and diluted loss per common share from continuing operations of $0.01 in the first quarter of 2016.
Receivables
Our net receivables balance increased $4.7 million to $66.9 million as of March 31, 2017, from $62.2 million as of December 31, 2016. The increase in accounts receivable is attributable to the twenty-two newly leased centers in Alabama and Mississippi.

Conference Call Information
A conference call has been scheduled for Friday, May 5, 2017 at 7:30 A.M. Central time (8:30 A.M. Eastern time) to discuss first quarter 2017 results. The conference call information is as follows:

Date:	Friday, May 5, 2017
Time:	7:30 A.M. Central, 8:30 A.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 13476156 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through May 12, 2017, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 13476156.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing centers in Alabama, Mississippi, Kansas and Kentucky, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 76 skilled nursing and long-term care centers containing 8,949 licensed beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2017	December 31, 2016
ASSETS:
Current Assets
Cash and cash equivalents	$3,931	$4,263
Receivables, net	66,916	62,152
Current assets of discontinued operations	28	28
Other current assets	4,264	5,247
Total current assets	75,139	71,690

Property and equipment, net	59,649	59,800
Deferred income taxes	20,785	21,185
Acquired leasehold interest, net	6,979	7,075
Other assets, net	3,768	3,301
TOTAL ASSETS	$166,320	$163,051

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$7,715	$7,715
Trade accounts payable	13,913	12,972
Current liabilities of discontinued operations	430	427
Accrued expenses:
Payroll and employee benefits	18,538	20,108
Current portion of self-insurance reserves	10,157	9,401
Provider taxes	2,535	3,114
Other current liabilities	3,924	4,432
Total current liabilities	57,212	58,169
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion and deferred financing costs	75,648	72,145
Self-insurance reserves, less current portion	11,685	11,766
Other noncurrent liabilities	9,133	9,551
Total noncurrent liabilities	96,466	93,462

SHAREHOLDERS’ EQUITY	12,642	11,420

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$166,320	$163,051

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
PATIENT REVENUES, net	$141,500	$97,945
Operating expense	110,667	78,618
Facility-level operating income	30,833	19,327

EXPENSES:
Lease and rent expense	13,743	7,252
Professional liability	2,670	2,066
General and administrative	8,973	6,734
Depreciation and amortization	2,487	2,003
Total expenses less operating	27,873	18,055
OPERATING INCOME	2,960	1,272
OTHER INCOME (EXPENSE):
Equity in net income of unconsolidated affiliate	—	33
Gain on sale of investment in unconsolidated affiliate	733	—
Interest expense, net	(1,483)	(1,070)
Debt retirement costs	—	(351)
Total other expense	(750)	(1,388)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,210	(116)
BENEFIT (PROVISION) FOR INCOME TAXES	(862)	42
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,348	(74)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(15)	(37)
NET INCOME (LOSS)	1,333	(111)

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$0.22	$(0.01)
Discontinued operations	—	(0.01)
	$0.22	$(0.02)

Per common share – diluted	$0.21	$(0.01)
Continuing operations	—	(0.01)
Discontinued operations	$0.21	$(0.02)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,233	6,160
Diluted	6,440	6,160

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$1,333	$1,425	$(975)	$(2,150)	$(111)
Loss from discontinued operations, net of tax	15	13	17	—	37
Income tax provision (benefit)	862	804	(495)	(1,297)	(42)
Interest expense	1,483	1,373	1,201	1,158	1,070
Depreciation and amortization	2,487	2,237	1,992	2,060	2,003
EBITDA	6,180	5,852	1,740	(229)	2,957

EBITDA adjustments:
Acquisition related costs (a)	85	1,492	438	150	59
Debt retirement costs (b)	—	—	—	—	351
Lease termination costs (c)	—	—	—	2,008	—
Lease deferral costs (d)	—	—	—	—	146
Gain on sale of unconsolidated affiliate	(733)	(1,366)	—	—	—
Adjusted EBITDA	$5,532	$5,978	$2,178	$1,929	$3,513

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(c)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(d)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.
(e)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)

	For Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Net income (loss)	$1,333	$1,425	$(975)	$(2,150)	$(111)
Adjustments:
Acquisition related costs (a)	85	1,492	438	150	59
Lease termination costs (b)	—	—	—	2,008	—
Lease deferral costs (c)	—	—	—	—	146
Debt retirement costs (d)	—	—	—	—	351
Gain on sale of unconsolidated affiliate (e)	(733)	(1,366)	—	—	—
Tax impact of above adjustments (f)	(283)	(1,000)	(153)	(755)	(195)
Discontinued operations, net of tax	15	13	17	—	37
Adjusted net income (loss)	$417	$564	$(673)	$(747)	$287

Adjusted net income (loss) per common share
Basic	$0.07	$0.09	$(0.11)	$(0.12)	$0.05
Diluted	$0.06	$0.09	$(0.11)	$(0.12)	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,233	6,213	6,212	6,211	6,160
Diluted	6,440	6,421	6,212	6,211	6,330

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(c)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.
(d)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(e)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(f)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
NET INCOME (LOSS)	$1,333	$(111)
Discontinued operations	(15)	(37)
Net income (loss) from continuing operations	1,348	(74)
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	2,487	2,003
Provision for doubtful accounts	1,970	1,640
Deferred income tax benefit	354	(35)
Provision for self-insured professional liability, net of cash payments	(83)	1,013
Stock based compensation	241	252
Equity in net losses of unconsolidated affiliate	—	(33)
Gain on sale of unconsolidated affiliate	(733)	—
Debt retirement costs	—	351
Lease termination costs, net of cash payments	500	—
Other	32	(254)
FUNDS PROVIDED BY OPERATIONS	$6,116	$4,863

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$0.98	$0.79
Diluted	$0.95	$0.79
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,233	6,160
Diluted	6,422	6,160
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted acquisition-related, debt retirement, lease termination and lease deferral costs. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition-related costs, lease termination costs, lease deferral costs, debt retirement costs and income (loss) from discontinued operations. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended March 31, 2017
	As of March 31, 2017			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds (4)	Available Nursing Beds (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2017 Q1 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,361	2,282	2,006	85.0%	87.9%	11.2%	$42.4	$439.89	$183.58
Kansas	464	464	415	89.5%	89.5%	11.5%	7.9	429.24	161.81
Kentucky	1,285	1,281	1,122	87.3%	87.6%	14.4%	26.6	472.40	188.63
Mississippi	1,138	1,103	1,016	89.3%	92.1%	13.9%	21.1	424.24	184.23
Missouri	339	289	235	69.4%	81.4%	7.6%	4.0	487.08	141.48
Ohio	404	393	346	85.6%	88.0%	14.2%	9.6	480.79	192.50
Tennessee	617	537	437	70.7%	81.3%	16.0%	9.7	433.10	179.37
Texas	1,845	1,571	1,193	64.7%	75.9%	6.7%	20.2	490.75	136.37
Total	8,453	7,920	6,770	80.1%	85.5%	11.7%	$141.5	$451.26	$173.75

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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